EXHIBIT 3.89
THE COMPANIES (GUERNSEY) LAW, 2008, AS AMENDED
NON-CELLUAR COMPANY LIMITED BY SHARES
MEMORANDUM
and
ARTICLES OF INCORPORATION
of
SIG ASSET HOLDINGS LIMITED
Registered the 22nd day of November 1994
(New Memorandum and Articles of Incorporation adopted by way of Special Resolution on
12 February 2010)
Carey Olsen
Carey House
Les Banques
St. Peter Port
Guernsey
Channel Islands
GY1 4BZ

THE COMPANIES (GUERNSEY) LAW, 2008, AS AMENDED
COMPANY LIMITED BY SHARES
MEMORANDUM OF INCORPORATION
of
SIG ASSET HOLDINGS LIMITED
1.	The name of the Company is “SIG ASSET HOLDINGS LIMITED”.

2.	The Registered Office of the Company is situated in Guernsey.

3.	The objects for which the Company is established are unlimited.

4.	The Company is a non-cellular company limited by shares and the liability of the Members is limited to the amount for the time being remaining unpaid on the shares held by each of them respectively.

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TABLE OF CONTENTS

1.	DEFINITIONS	2
2.	INTERPRETATION	4
3.	BUSINESS	4
4.	STANDARD ARTICLES NOT TO APPLY	5
5.	SHARE CAPITAL	5
6.	COMPANY NOT OBLIGED TO RECOGNISE ANY TRUST	9
7.	ALTERATION OF RIGHTS	9
8.	CALLS ON SHARES	10
9.	FORFEITURE	11
10.	TRANSFER OF SHARES	12
11.	RESTRICTION ON TRANSFER AND TRANSMISSION OF SHARES	13
12.	THE REGISTER	15
13.	CERTIFICATES	16
14.	ALTERATION OF CAPITAL	16
15.	GENERAL MEETINGS	17
16.	NOTICE OF GENERAL MEETINGS	17
17.	PROCEEDINGS AT GENERAL MEETINGS	18
18.	VOTES OF MEMBERS	19
19.	CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS	21
20.	APPOINTMENT OF DIRECTORS	21
21.	REMUNERATION OF DIRECTORS	22
22.	DIRECTORS’ INTERESTS	23
23.	BORROWING POWERS	24
24.	POWERS AND DUTIES OF DIRECTORS	24
25.	DIRECTORS’ INSURANCE	25
26.	RETIREMENT AND REMOVAL OF DIRECTORS	26
27.	PROCEEDINGS OF DIRECTORS	26
28.	MANAGING DIRECTOR	28
29.	ALTERNATE DIRECTORS	28
30.	SECRETARY	29
31.	THE SEAL	29
32.	DIVIDENDS AND DISTRIBUTIONS	29
33.	ACCOUNTS	31
34.	AUDIT	31
35.	NOTICES	32
36.	WINDING UP	33
37.	INDEMNITY	34
38.	INSPECTION OF REGISTERS AND OTHER RECORDS	35
39.	COMMON SEAL	35
40.	AUTHENTICATION OF DOCUMENTS	35

ii

THE COMPANIES (GUERNSEY) LAW, 2008, AS AMENDED
COMPANY LIMITED BY SHARES
ARTICLES OF INCORPORATION
of
SIG ASSET HOLDINGS LIMITED
1.	DEFINITIONS

In these Articles the words standing in the first column of the table next hereinafter contained shall bear the meanings set opposite to them respectively in the second column thereof, if not inconsistent with the subject or context.

these Articles	The articles of incorporation of the Company in their present form or as from time to time altered.

Board	The Board of directors of the Company.

Companies Law	Means The Companies (Guernsey) Law, 2008, as amended.

the Directors	The directors of the Company for the time being or, as the case may be, the directors assembled as a board or a committee of the board.

Distribution	A distribution shall have the meaning as set out in the Companies Law.

Dividend	A dividend shall have the meaning as set out in the Companies Law.

Holder	Means in relation to shares the Member whose name is entered in the Register as the holder of the shares.

Member	In relation to shares means the person whose name is entered in the Register as the Holder of the shares.

Memorandum	The memorandum of incorporation of the Company for the time being current.

month	Calendar month.

Office	The registered office for the time being of the Company.

Ordinary Resolution	A resolution of the Members passed in accordance with

the Companies Law either:

(i) in a general meeting on a show of hands by a simple majority of the votes cast at the meeting; or

(ii) in a general meeting on a poll by a simple majority of the total voting rights of Members who, being eligible to do so, vote in person or by appointed proxy at the meeting; or

(iii) as a written resolution passed by a simple majority of Members representing a simple majority of the total voting rights of eligible Members.

Ordinary Shares	Means ordinary shares of €10.00 each in the capital of the Company having the rights attaching thereto prescribed in these Articles.

Preference Shares	Means non-voting redeemable participating preference shares of €10.00 each in the capital of the Company having the rights attaching thereto prescribed in these Articles.

present in person	In relation to general meetings of the Company and to meetings of the Holders of any class of shares, includes present by attorney or by proxy or, in the case of a corporate Member, by representative.

Redemption Notice	Shall have the meaning given to such term in Article 5.20.1.

Redemption Price	Shall have the meaning given to such term in Article 5.20.3.

Register	The register of Members to be kept pursuant to the Statutes.

Special Resolution	A resolution of the Members passed as a special resolution in accordance with the Companies Law either:

(i) in a general meeting on a show of hands by a majority of not less than three quarters of the votes cast at the meeting; or

(ii) in a general meeting on a poll by a majority of not less than three quarters of the total voting rights of Members who, being eligible to do so, vote in person or by appointed proxy at the meeting; or

(iii) as a special written resolution by a majority of

not less than three quarters of the votes cast by Members representing not less than three quarters of the total voting rights of eligible Members.

the Statutes	The Companies Law and every Order in Council, Act or Ordinance for the time being in force concerning companies registered in Guernsey and affecting the Company.

United Kingdom	Means the United Kingdom of Great Britain and Northern Ireland.

written resolution	A resolution of the Members in writing passed in accordance with the Companies Law.
2.	INTERPRETATION

2.1	share includes a fraction of a share and save where these Articles otherwise provide, a fraction of a share shall rank pari passu and proportionately with a whole share of the same class.

2.2	in writing and written includes the reproduction of words and figures in any visible form.

2.3	Words importing the singular number only shall include the plural number and vice versa.

2.4	Words importing a particular gender only shall include any other gender.

2.5	Words importing persons shall include corporations.

2.6	Subject to the preceding paragraphs of this Article and Article 1, any words defined in the Statutes shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

2.7	The headings are inserted for convenience only and shall not affect the interpretation of these Articles.

2.8	References to enactments are to such enactments as from time to time modified, re-enacted or consolidated and shall include any enactment made in substitution for an enactment that is repealed.

3.	BUSINESS

Any branch or kind of business which is either expressly or by implication authorised to be undertaken by the Company may be undertaken by the Directors at such time or times as they shall think fit, and further may from time to time be allowed by them to be in abeyance, whether such branch or kind of business may have been actually commenced or not, so long as the Directors may deem it expedient not to commence or proceed with such branch or kind of business.
4.	STANDARD ARTICLES NOT TO APPLY

4.1	The standard articles prescribed by the States of Guernsey Commerce and Employment Department pursuant to section 16(2) of the Companies Law shall not apply to the Company.

5.	SHARE CAPITAL

5.1	The Company has power to issue an unlimited number of Ordinary Shares and Preference Shares.

5.2	Subject to the provisions of these Articles, the Board may create share classes (with or without par value), may issue and allot shares at their disposal and may allot, grant options over or otherwise dispose of them to such persons on such terms and conditions and at such times as the Board determines. Without prejudice to the authority conferred on the Board pursuant to Article 5.3 below, the Board are generally and unconditionally authorised to exercise all powers of the Company to allot, grant rights to subscribe for, or to convert any security into, an unlimited number of shares in the Company, which authority shall expire (but only if the Company has more than one class of shares in issue and only for so long as expiry of such authority is mandated by any of the Statutes) on the date which is five years from the date of the adoption of these Articles (unless previously renewed, revoked or varied by the Company in general meeting) save that the Company may before such expiry make an offer or agreement which would or might require shares to be allotted after such expiry and the Board may allot shares in pursuance of such an offer or agreement as if the authority conferred hereby had not expired.

5.3	Without prejudice to any special rights previously conferred on the Holders of any existing shares or class of shares (which special rights shall not be affected, modified or abrogated except with such consent or sanction as is provided in these Articles) any share in the Company may be issued with or have attached thereto such preferred, deferred or other special rights or such restrictions, whether in regard to Dividend, voting, return of capital or otherwise, and either at par, at a premium or at a discount, as the Company may from time to time by Ordinary Resolution direct, or subject to or in default of any such direction, as the Directors may determine.

5.4	The Company may issue fractions of shares in accordance with and subject to the Statutes, provided that:

5.4.1	A fraction of a share shall be taken into account in determining the entitlement of a Member as regards Dividends or on a winding up; and

5.4.2	A fraction of a share shall entitle a Member to a vote in respect thereof.
5.5	Subject to the Statutes, any preference or redeemable shares may be issued on the terms that they are, or at the option of the Company are, liable to be redeemed on such terms and in such manner as the Company may determine.

5.6	The Company may make arrangements on the issue of shares for a difference between the Members in the amounts and times of payment of calls on their shares.

5.7	The rights conferred upon the Holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

5.8	The Company may exercise the powers of paying commissions conferred by the Statutes provided that the rate per cent or the amount of the commission paid or agreed to be paid shall be disclosed in the manner required by the Statutes and the rate of commission shall not exceed the rate of 10 per cent of the price at which the shares in respect whereof the same is paid are issued or an amount equal to 10 per cent of such price (as the case may be). Such commission may be satisfied by the payment of cash or the allotment of fully or partly paid shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

5.9	The Company shall have power, subject to and in accordance with the Statutes, to purchase any of its own shares, whether or not they are redeemable and may make a payment out of capital in respect of such purchase. Any shares repurchased may be held by the Company as treasury shares in accordance with the provisions of the Statutes provided that the number of shares of any class held as treasury shares must not at any time exceed 10% (or such other percentage as may be prescribed by the Statutes) of the total number of issued shares of that class. Any shares repurchased in excess of this limit will be cancelled.

5.10	The Company may give financial assistance, as defined by the Companies Law directly or indirectly for the purposes of or in connection with the acquisition of its Shares, as defined in the Companies Law.

5.11	Any shares in the capital of the Company may be issued in payment or part payment of the purchase consideration for any property purchased by the Company or in consideration of any services rendered or to be rendered to this Company by any person or company in assisting this Company to carry out any of its objects and for shares so issued no money payment shall be made or required, save in so far as by the terms or provisions under which any of such shares may respectively be issued, a cash payment therefore may be required.

The rights attaching to the Ordinary Shares and the Preference Shares are as follows:

Voting

5.12	The Holders of Ordinary Shares shall be entitled to receive notice of and to attend and vote at general meetings of the Company.

5.13	The Holders of Preference Shares shall not be entitled to receive notice of or to attend or vote at general meetings of the Company but shall be entitled to receive notice of and attend at general meetings where the business of the meeting includes the consideration of a resolution which affects, alters, modifies, commutes or abrogates the rights, privileges or conditions for the time being attached to the Preference Shares, and shall be entitled to vote upon such resolution only.

Dividends

5.14	The Holders of the Preference Shares shall be entitled to receive Dividends declared by the Company from time to time in priority to the Holders of Ordinary Shares, such Dividends to be distributed pro-rata according to the amounts paid up or credited as paid up on the Preference Shares held by them respectively.

5.15	Following the satisfaction in full of any Dividend payable to the Holders of Preference Shares the Company may declare a Dividend payable to the Holders of Ordinary Shares such Dividend to be distributed pro-rata according to the amounts paid up or credited as paid up on the Ordinary Shares held by them respectively.

Issue of Shares

5.16	Save as herein provided, no allotment of shares shall be deemed to affect, alter, modify, commute or abrogate the rights, privileges or conditions for the time being attached to any class of share.

Capital

5.17	The Holders of the Preferences Shares shall have the right on the winding up or other return of capital to repayment in priority to the payment of the Holders of Ordinary Shares of the amount paid up on the Preference Shares (including any premium subscribed) held by them respectively.

5.18	Thereafter the whole of the Ordinary Shares shall be entitled to the payment of the amounts paid up on them (including any premiums subscribed).

5.19	Any surplus assets after the foregoing claims have been satisfied (subject to the rights and privileges attaching to any class of shares) shall be distributed to the Holders of the Preference Shares.

Redemption

5.20	Save that while the Preference Shares are subject to any security, no redemption shall be allowed that would breach the terms of that security, the Preference Shares shall subject to the provisions of the Statutes be redeemed upon and subject to the following terms and conditions:-
5.20.1	Redemption of a Preference Share is effected by the Holder of such Preference Share giving to the Company or by the Company giving to the Holder of such Preference Share, one month’s notice (a “Redemption Notice”) to redeem all or any of the Preference Shares as specified in the Redemption Notice at the Redemption Price (as defined below) and in the case of a partial redemption proportionately in respect of each holding of Preference Shares provided that the Preference Shares to be redeemed have been in issue for not less than one month.

5.20.2	The Redemption Notice shall be in writing and shall fix the time and place for such Redemption. At the time and place so fixed the registered Holders whose shares are to be redeemed shall be bound to deliver up to the Company the relative certificates for cancellation and the Company shall pay to them the Redemption Price in respect of the Preference Shares.

5.20.3	The Redemption Price shall be calculated upon the amount paid up on those shares including any premium subscribed (the “Redemption Price”).

5.20.4	At the time fixed redemption of any of the Preference Shares if any Holder of Preference Shares shall fail or refuse to surrender the certificate or certificates for such Preference Shares or shall fail or refuse to accept the redemption monies payable in respect of them, such monies shall be retained and held by the Company but without interest or further obligation whatsoever.

5.20.5	No Preference Shares shall be redeemed otherwise than in accordance with the Statutes.

5.20.6	Upon the redemption of a Preference Share pursuant to these Articles the certificate in respect thereof shall be cancelled and the Holder (or Holders) thereof shall cease to be entitled to any rights in respect thereof and accordingly the name of such Holder (or, in the case of joint Holders, such Holders) shall be removed from the Register with respect of such share, which will thereupon be available for reissue and until reissue shall form part of the unissued share capital of the Company.
General
5.21	Without prejudice to any special rights previously conferred on the Holders of any existing shares or class of shares any share in the Company may be issued with such preferred,

deferred or other special rights or restrictions whether as to dividend voting return of capital or otherwise as the Company at any time by Ordinary Resolution may determine and subject to and in default of such determination as the Board may determine.

5.22	Subject to the provisions of the Statues any Preference Shares may with the sanction either of the Board or an Ordinary Resolution be issued on the terms that they are or at the option of the Company or the Holder are liable to be redeemed on such terms and in such a manner as the Company before the issue may by Ordinary Resolution determine and subject to and in default of such determination as the Board may determine.

5.23	The rights conferred upon the Holders of the shares of any class issued with preferred or other rights shall not (unless otherwise expressly provided by the terms of issue of the shares of that class) be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

6.	COMPANY NOT OBLIGED TO RECOGNISE ANY TRUST

Except as required by law, no person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by these Articles or by law otherwise provided) any other rights in respect of any share except an absolute right to the entirety thereof in the registered Holder.

7.	ALTERATION OF RIGHTS

All or any of the rights, privileges, or conditions for the time being attached to any class or group of shares may be affected, altered, modified, commuted, abrogated or dealt with, subject to the right (if any) of aggrieved Members to apply to the Court for a variation or cancellation as provided in the Statutes:-

7.1	with the consent in writing of the Holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of three-fourths of the votes of the Holders of shares of the class or group affected entitled to vote and voting in person or by attorney or proxy and passed at a separate meeting of the Holders of such shares, but not otherwise. To any such meeting all the provisions of these Articles shall mutatis mutandis apply, but so that the necessary quorum shall be Members of the class or group affected, holding or representing by proxy one-third of the capital paid on the issued shares of the class or group affected (but so that if at any adjourned meeting of such Holders a quorum as above defined is not present, those Members who are present shall be a quorum) provided that this Article is not to derogate from any power the Company would have had if this Article were omitted.

8.	CALLS ON SHARES

8.1	Subject to the terms of allotment, the Directors may make calls upon the Members in respect of any moneys unpaid on their shares (whether in respect of nominal value or premium) and each Member shall (subject to receiving at least fourteen clear days’ notice specifying when and where payment is to be made) pay the Company as required by the notice the amount called on his shares. A call may be required to be paid by instalments. A call may, before receipt by the Company of any sum due thereunder, be revoked in whole or part and payment of a call may be postponed in whole or part. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect whereof the call was made.

8.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

8.3	Joint Holders of a share shall be jointly and severally liable for the payment of all calls or other moneys in respect thereof.

8.4	Any sum or premium which by the terms of allotment of a share is made payable upon allotment or at any fixed date and any instalment of a call or premium shall, for all purposes of this Article, be deemed to be a call duly made and payable on the date fixed for payment, and in case of non-payment the provisions of this Article as to payment of interest and expenses, forfeiture and the like, and all other relevant provisions of this Article shall apply as if such sum, premium or instalments were a call duly made and notified as hereby provided.

8.5	If any Member shall fail to pay on or before the day appointed for payment thereof any call to which he may have become liable, he shall pay interest on the amount in arrear from the day appointed for payment thereof to the time of actual payment, at such rate, not exceeding 15 per cent per annum, as the Directors may from time to time fix, and in case no other rate be prescribed, then at the rate of 15 per cent per annum, provided, however, that the Directors may remit the whole or any part of such interest.

8.6	No Member shall be entitled to receive any Dividend or to receive notice of or attend or vote at any meeting or upon a poll, or to exercise any privileges as a Member until all calls or other sums due by him to the Company, whether alone or jointly with any other person, together with interest and expenses (if any) shall have been paid.

8.7	The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the moneys payable upon the shares held by him beyond the sums actually called up thereon, and upon the moneys so paid in advance, or so much thereof as from time to time exceeds the amount of the calls then made upon the shares in respect of which such advance has been made, the Company may pay interest at such rate not exceeding 10 per cent as the Member paying such sum in advance and the Directors shall agree upon, but any amount so for the time being paid in advance of calls shall not unless the Directors shall in any particular instance otherwise determine, be included or taken into account in ascertaining the amount of Dividend payable upon the share in respect of which such advance has been made.
9.	FORFEITURE

9.1	If any Member fails to pay the whole or any part of a call on or before the day appointed for the payment thereof the Directors may at any time thereafter during such time as the call or any part thereof, or any interest which shall have accrued thereon, remains unpaid, serve a notice on him requiring him to pay such call or such part thereof as remains unpaid, together with any accrued interest and together with any expenses that may have been incurred by the Company by reason of such non-payment.

9.2	The notice shall name a day, not being less than fourteen days from the date of the notice on or before which the call or such part as aforesaid and all interest and expenses that have accrued by reason of such non payment are to be paid. It shall also name the place at which and the person to whom payment is to be made, and shall state that, in the event of non-payment at or before the time and to the person and at the place appointed, the shares in respect of which such call was made will be liable to be forfeited.

9.3	If the notice is not complied with, any shares in respect of which such notice has been given may at any time thereafter, before payment of all calls, interest and expenses due in respect thereof has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all unpaid Dividends, interim Dividends and interest due and to become due thereon and any moneys paid up in advance of calls.

9.4	Where any share has been forfeited in accordance with this Article, notice of the forfeiture shall forthwith be given to the Holder of the share or the person entitled to the share by transmission, as the case may be, and an entry of such notice having been given of the forfeiture, with the date thereof, shall forthwith be made in the Register opposite the shares, but no forfeiture shall be in any manner invalidated by any omission or neglect to give such notice or to make such entry as aforesaid.

9.5	Notwithstanding any such forfeiture as aforesaid, the Directors may, at any time before the forfeited share has been otherwise disposed of permit the share so forfeited to be redeemed upon payment of all calls and interest due upon and expenses incurred in respect of the share, and upon such further terms (if any) as they shall think fit.

9.6	Every share which shall be forfeited shall thereupon become the property of the Company, and may be either cancelled or sold, or re-allotted or otherwise disposed of by the Directors, either to the person who was before forfeiture the Holder thereof or entitled thereto, or to any other person, upon such terms and in such manner as the Directors shall think fit. The Directors may annul any forfeiture upon such terms as they shall think fit.

9.7	A Member whose shares have been forfeited shall, notwithstanding, be liable to pay to the Company all calls made or payable and not paid on such shares at the time of forfeiture, and interest thereon to the date of payment, and all expenses (whether then payable or not) in the same manner in all respects as if the shares had not been forfeited, and to satisfy all (if any) the claims and demands which the Company might have enforced in respect of the shares at the time of the forfeiture, without any deduction or allowance for the value of the shares at the time of forfeiture.

9.8	The forfeiture of a share shall involve the extinction at the time of forfeiture of all interest in and all claims and demands against the Company in respect of the share, and all other rights and liabilities incidental to the share, as between the Member whose share is forfeited and the Company, except only such of those rights and liabilities as are by this Article expressly saved, or as are by the Statutes given or imposed in the case of past Members.

9.9	A declaration in writing that the declarant is a Director of the Company and that a share has been duly forfeited in pursuance of this Article, and stating the time when it was forfeited, shall, as against all persons claiming to be entitled to the share adversely to the forfeiture thereof, be conclusive evidence of the facts therein stated, and such declaration together with a certificate of proprietorship of the share delivered to a purchaser or allottee thereof, shall constitute a good title to the share and the new Holder thereof shall be discharged from all calls made and other moneys payable prior to such purchase or allotment.

9.10	Upon any sale after forfeiture, or for enforcing a lien in purported exercise of the powers herein given, the Directors may nominate some person to execute a transfer of the share sold in the name and on behalf of the registered Holder or his legal personal representative and on such transfer being executed by the purchaser may cause the purchaser’s name to be entered in the Register in respect of the shares sold and the purchaser shall not be bound to see to the regularity of the proceedings or to the application of the purchase money, and after his name has been entered in the Register in respect of such shares the validity of the sale shall not be impeached by any person and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

10.	TRANSFER OF SHARES

10.1	Subject to such of the restrictions of these Articles as may be applicable, any Member may transfer all or any of his shares by instrument in writing in the usual or common form or in any other form which the Directors may approve. The instrument of transfer shall be executed by the transferor (and in the case of partly paid shares by the transferee) and the transferor shall be deemed to remain the Holder of the share until the name of the transferee is entered in the Register in respect thereof. Shares of different classes shall not be transferred by the same instrument of transfer.

10.2	Every instrument of transfer shall be left at the Office, or such other place as the Directors may prescribe, with the certificate of every share to be thereby transferred and such other evidence as the Directors may reasonably require to prove the title of the transferor or his right to transfer the shares; and the transfer and certificate shall remain in the custody of the Directors but shall be at all reasonable times produced at the request and expense of the transferor or transferee and their respective representatives or any of them. A new certificate shall be delivered to the transferee after the transfer is completed and registered on his application for the same and when necessary a balance certificate shall be delivered to the transferor if required by him in writing.
10.3	Subject to Article 10.4 below, the Directors may, in their discretion and without assigning any reasons therefor, refuse to register a transfer of any share to any person whom they shall not approve as transferee. If the Directors refuse to register a transfer of any share they shall within one month after the date on which the transfer was lodged with the Company send to the transferee notice of the refusal.

10.4	Notwithstanding anything contained in these Articles, the Board shall not decline to register, nor suspend registration of, any transfer of shares where such transfer is:-
10.4.1	in favour of any person, bank or institution (or any nominee or nominees of such a person, bank or institution) to whom such shares are being transferred by way of security, or any transferee of any such person, bank or institution (or nominee) to whom the shares are being transferred pursuant to, or otherwise arising from, the power of sale under such security; or

10.4.2	duly executed by any such person, bank or institution (or any such nominee or nominees) or any transferee of such person, bank or institution (or nominee), to whom such shares (including any further shares in the Company acquired by reason of its holding of such shares) have been transferred as aforesaid, pursuant to, or otherwise arising from, the power of sale under such security, and written confirmation by such person or any official of such bank or institution that the shares are subject to such security and the transfer is executed in accordance with the provision of this Article shall be conclusive evidence of such facts.
11.	RESTRICTION ON TRANSFER AND TRANSMISSION OF SHARES

11.1	Except where a transfer is made pursuant to Article 10.4 and in which case, no restrictions on transfer shall apply, no share shall be sold, transferred or assigned to a person who is not a Member so long as any existing Member is willing to purchase the same at a fair value and in such cases the following provisions will apply.

11.2	Except where a transfer is made pursuant to Article 10.4 in which case, no restrictions on transfer shall apply, every Member who desires to transfer any share or shares (the “Vendor”) shall give to the Company notice in writing of such desire (a “Transfer Notice”). Subject as hereinafter mentioned, a Transfer Notice shall constitute the Company’s appointment as the

Vendor’s agent for the sale of the share or shares specified therein (“the Shares”) to the Members at a price to be agreed upon by the Vendor and the Directors or, in case of difference, at the price which the auditor of the Company for the time being acting as an expert and not as an arbitrator shall certify to be in his opinion the fair value thereof as between a willing seller and a willing buyer. A Transfer Notice may contain a provision that unless all the Shares comprised therein are sold by the Company pursuant hereto none shall be so sold and any such provision shall be binding on the Company.
11.3	If the auditor is asked to certify the fair price as aforesaid, the Company shall, as soon as it receives the auditor’s certificate, furnish a certified copy thereof to the Vendor and the Vendor shall be entitled by notice in writing given to the Company within seven days of the service upon him of the said certified copy, to cancel the Company’s authority to sell the Shares. The cost of obtaining the certificate shall be borne by the Company.

11.4	Upon the price being fixed as aforesaid and provided the Vendor shall not give notice of cancellation as aforesaid, the Company shall forthwith by notice in writing inform each Member other than the Vendor of the number and price of the Shares and invite each such Member to apply in writing to the Company within twenty-eight days of the date of dispatch of the notice (which date shall be specified therein) for such maximum number of the Shares (being all or any thereof) as he shall specify in such application.

11.5	If the said Members shall within the said period of twenty-eight days apply for all or (except where the Transfer Notice provides otherwise) any of the Shares, the Directors shall allocate the shares (or so many of them as shall be applied for as aforesaid) to or amongst the applicants and in case of competition pro rata (as nearly as possible) according to the number of shares in the Company of which they are registered or unconditionally entitled to be registered as Holders, provided that no applicant shall be obliged to take more than the maximum number of Shares specified by him as aforesaid; and the Company shall forthwith give notice of such allocations (an “Allocation Notice”) to the Vendor and to the persons to whom the Shares have been allocated and shall specify in such notice the place and time (being not earlier than fourteen and not later than twenty-eight days after the date of the notice) at which the sale of the Shares so allocated shall be completed.

11.6	The Vendor shall be bound to transfer the Shares comprised in an Allocation Notice to the purchasers named therein at the time and place therein specified; and if he shall fail to do so, the chairman of the Company or some other person appointed by the Directors shall be deemed to have been appointed the agent of the Vendor with full power to execute, complete and deliver, in the name and on behalf of the Vendor, transfers of the Shares to the Purchasers thereof against payment of the price to the Company. On payment of the price to the Company the Purchaser shall be deemed to have obtained a good receipt for such payment and on execution and delivery of the transfer the Purchaser shall be entitled to insist upon his name being entered in the Register of Members as the Holder by transfer of the Shares. The

Company shall forthwith pay the price into a separate bank account and shall hold such price on trust absolutely for the Vendor.
11.7	If the Company shall not, within the space of twenty-eight days after being served with a Transfer Notice, find a Member willing to purchase the shares and give notice in manner aforesaid, the proposing transferor shall, at any time within three months afterwards, be at liberty, subject to Article 10.3, to sell and transfer the shares or those not placed to any person at a price not less than that fixed in the Transfer Notice or the fair value fixed by the auditor under Article 11.2, whichever is lower. Provided that, if the Vendor stipulated in his Transfer Notice that unless all the Shares comprised therein were sold pursuant to this Article, none should be so sold, the Vendor shall not be entitled, save with the written consent of all the other Members of the Company, to sell hereunder, only some of the Shares comprised in his Transfer Notice.

11.8	The Company by Ordinary Resolution may make and from time to time vary rules as to the mode in which any shares specified in any Transfer Notice shall be offered to the Members and as to their rights in regard to the purchase thereof, and in particular may give any Member or class of Members a preferential right to purchase the same.

11.9	A share of a deceased Member may be transferred or assigned by his executors or administrators to any child or other issue, widow or widower of such deceased Member and shares standing in the name of the trustees of the will of any deceased Member may be transferred upon any change of trustees to the trustees for the time being of such will (and the restrictions in Article 11.1 hereof shall not apply to any transfer authorised by this clause) provided always that the Company shall not be bound to recognise any trust.

11.10	For the avoidance of doubt, this Article shall not apply to any transfer made pursuant to Article 10.4.

12.	THE REGISTER

12.1	The Company shall keep a Register in accordance with the Statutes.

12.2	In the case of the death of a Member, the survivors or survivor where the deceased was a joint Holder, and the executors or administrators of the deceased where he was a sole Holder, shall be the only persons or person recognised by the Company as having any title to or interest in his shares; but nothing herein contained shall release the estate of a deceased joint Holder from any liability in respect of any share jointly held by him.

12.3	A person entitled to shares in consequence of the death or bankruptcy of a Member shall not be entitled to receive notice of or attend or vote at any meeting, or, save as aforesaid and save as regards the receipt of such Dividends as the Directors shall not elect to retain, to exercise any of the rights and privileges of a Member, unless and until he shall have been registered as the Holder of the shares.

13.	CERTIFICATES

13.1	Every Member shall be entitled to receive within one month after allotment or lodgement of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or if the Member shall so request several certificates each for one or more of his shares.

13.2	Every certificate shall be signed, shall specify the shares to which it relates and the amount paid up thereon, provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a share to one of several joint Holders shall be sufficient delivery to all such Holders.

13.3	If a share certificate is defaced, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the matter and generally upon such terms as the Directors shall think fit.

14.	ALTERATION OF CAPITAL

14.1	The Company may by Ordinary Resolution:-
14.1.1	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

14.1.2	sub-divide its shares, or any of them, into shares of smaller amount than is fixed by the Memorandum, so, however, that in the sub-division the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived;

14.1.3	cancel any shares which, at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled;

14.1.4	issue shares which shall entitle the Holder to no voting right or entitle the Holder to a restricted voting right;

14.1.5	redesignate the whole, or any particular class, of its shares into shares of another class;

14.1.6	convert all or any of its shares the nominal amount of which is expressed in a particular currency into shares of a nominal amount of a different currency, the conversion being effected at the rate of exchange (calculated to not less than three significant figures) current on the date of the resolution or on such other date as may be specified therein.

15.	GENERAL MEETINGS

15.1	Subject to the Statutes, an annual general meeting shall be held once in every calendar year (provided that not more than fifteen months have elapsed since the last such meeting) at such time and place as the Directors shall appoint, and in default an annual general meeting may be convened by any two Members (or by the sole Member if there is only one Member) in the same manner as nearly as possible as that in which meetings are to be convened by the Directors. The requirement to hold an annual general meeting may be waived by resolution of the Members in accordance with the provisions of the Statutes.

15.2	All general meetings other than annual general meetings shall be called extraordinary general meetings.

15.3	The Directors may whenever they think fit convene an extraordinary general meeting, and extraordinary general meetings shall also be convened on the requisition in writing of one or more of the Members holding more than one-tenth of such of the capital of the company as carries the right of voting at general meetings (excluding any capital held as treasury shares) or, if the Directors shall fail upon such requisition to convene the meeting so requisitioned within twenty-one days (counting the day on which the request is made) then such meeting may be convened by such requisitionists in such manner as provided by the Statutes.

15.4	The provisions of this Article 15 are without prejudice to the rights of Members under the Statutes to waive the holding of an annual general meeting whether for a particular year or generally.

16.	NOTICE OF GENERAL MEETINGS

16.1	Not less than 10 days’ notice specifying the date, time and place of any general meeting and specifying also in the case of any special business the general nature of the business to be transacted (and, in the case of any proposed Special Resolutions, waiver resolutions or unanimous resolutions, the text of the proposed resolution and notice of the fact that the resolution proposed is proposed as a Special Resolution, waiver resolution or unanimous resolution as the case may be) shall be:
16.1.1	given by notice sent by any lawful means by the Secretary or other officer of the Company or any other person appointed in that behalf by the Directors to such Members as are entitled to receive notices;

16.1.2	where shares are held in an electronic settlement system, published in a national daily newspaper of the jurisdiction of any applicable stock exchange and otherwise in accordance with such laws or applicable rules or regulations may require from time to time;

provided that a meeting of the Company shall, notwithstanding that it is called by shorter notice or at no notice than that specified in this Article, be deemed to have been duly called if it is agreed by all the Members entitled to attend and vote thereat. In every notice there shall appear a statement that a Member entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of him and that a proxy need not be a Member.

16.2	The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

17.	PROCEEDINGS AT GENERAL MEETINGS

17.1	All business shall be deemed special that is transacted at an extraordinary general meeting and also all that is transacted at an annual general meeting, with the exception of any renewal (if necessary) of the power to allot, grant rights to subscribe for, or to convert any security into, shares set out in Article 5.1, the consideration of the accounts, balance sheets, and the reports of the Directors and auditors, the election of Directors and the appointment of and the fixing of the remuneration of the auditors.

17.2	No business shall be transacted at any general meeting unless a quorum is present. Two Members present in person and entitled to vote shall be a quorum except where the Company has only one Member in which case only one Member present in person and entitled to vote shall be a quorum.

17.3	If within half an hour after the time appointed for a meeting a quorum is not present, the meeting, if convened by or upon the requisition of Members as hereinbefore provided, shall be dissolved. If otherwise convened, it shall stand adjourned to the same day in the next week (or if that day be a public holiday in the Island of Guernsey to the next working day thereafter) at the same time and place and no notice of such adjournment need be given. At any such adjourned meeting, those Members who are present in person or by proxy shall be a quorum. If no Members are present at the adjourned meeting, the meeting shall be dissolved.

17.4	The Members present in person and entitled to vote, provided they are sufficient in number to authorise the meeting to proceed, shall elect, by a majority of votes, one of their number to discharge the duties of chairman.

17.5	The chairman, with the consent of any meeting at which a quorum is present may (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place. When a meeting is adjourned for fourteen days or more, seven clear days’ notice at the least specifying the place, the day and the hour of the adjourned meeting shall be given as in the case of the original meeting but it shall not be necessary to specify in such notice the nature of the business to be transacted at the adjourned meeting.

17.6	Every question submitted to a general meeting shall be determined in the first instance by a show of hands of the Members present in person or by attorney and entitled to vote, but a poll may be demanded by one or more of the Members present in person representing, at least one-tenth of the subscribed capital. Unless a poll is duly demanded in accordance with these Articles, a declaration by the chairman that a resolution has been carried or lost or has or has not been carried by any particular majority and an entry to that effect in the minutes of the proceedings of the Company shall be conclusive evidence of the fact, without proof of the number, proportion or validity of the votes recorded in favour of or against such resolution.

17.7	If a poll is demanded, it shall be taken at the meeting at which the same is demanded, or at such other time and place as the chairman presiding shall direct, and the result of such poll shall be deemed the resolution of the meeting. The demand for a poll may be withdrawn.

17.8	The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which a poll has been demanded.

17.9	If a poll shall be duly demanded upon the election of a chairman or on any question of adjournment, it shall be taken at once.

17.10	In case of an equality of votes, either on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place, or at which the poll is taken, as the case may be, shall have a second or casting vote.

18.	VOTES OF MEMBERS

18.1	Subject to any rights or restrictions attached to any shares, on a show of hands, every Member present in person and entitled to vote shall have one vote, and on a poll every Member present in person shall have one vote for each share held by him, but this provision shall be subject to the conditions with respect to any special voting powers or restrictions for the time being attached to any shares which may be subject to special conditions.

18.2	Where there are joint registered Holders of any share any one of such persons may vote at any meeting, either personally, in respect of such share as if he were solely entitled thereto; and if more than one of such joint Holders be present at any meeting personally that one of the said persons so present in person whose name stands first in the Register in respect of such share shall alone be entitled to vote in respect thereof.

18.3	Any Member being under any legal disability may vote by his guardian or other legal representative. Any one of such persons may vote either personally or by proxy or by attorney.

18.4	Upon a poll votes may be given personally or by proxy or by attorney and it shall not be necessary for a proxy or attorney to be entitled to attend the meeting in his own right. Deposit of an instrument of proxy shall not preclude a Member from attending and voting at the meeting or any adjournment thereof.

18.5	Subject to the provisions of the Companies Law, the instrument appointing a proxy shall be in any common form or in such other form as the Directors may approve and (i) if in writing but not sent in electronic form, made under the hand of the appointor or of his attorney duly authorised in writing or if the appointor is a corporation under its common seal or under the hand of an officer or attorney duly authorised in that behalf, or (ii) if sent in electronic form, submitted by or on behalf of the appointor and authenticated.

18.6	The appointment of a proxy and the power of attorney or other authority (if any) under which it is authenticated, or an electronic copy of such authority, shall, (i) in the case of an instrument in writing (including, whether or not the appointment of proxy is in electronic form, any such power of attorney or other authority) be deposited at the Office, or at such other place or places as is specified in the notice convening the meeting or in any notice of any adjourned meeting or in any appointment of proxy sent out by the Company in relation to the meeting, not less than one hour before the time of the holding of the meeting or adjourned meeting at which the person named in the appointment proposes to vote; or (ii) in the case of an appointment in electronic form, where an address has been specified for the purpose of receiving documents or information in electronic form (in the notice convening the meeting, or in any instrument of proxy sent out by the Company in relation to the meeting or in any invitation in electronic form to appoint a proxy issued by the Company in relation to the meeting) be received at such address not less than one hour before the time for holding the meeting or adjourned meeting at which the person named in the appointment proposes to vote.

18.7	Every instrument of proxy whether for a specified meeting or otherwise, shall, as nearly as circumstances will admit, be in the form or to the effect following:-
I,                  of
being a Member of SIG ASSET HOLDINGS LIMITED
hereby appoint
of
or failing him
of
as my proxy to vote for me and on my behalf on the taking of a poll at the ordinary or extraordinary (as the case may be) general meeting of the Company to be held on the day of            and any adjournment thereof.

As witness my hand this         day of        .
18.8	Any Member shall be entitled to appoint by power of attorney some person, whether a Member or not, to act as his attorney for the purposes of receiving notices of general meetings and attending general meetings and voting thereat, and upon such power of attorney being deposited at the Office together with a notice from the attorney giving his address, an entry thereof shall be made in the Register and all notices of meetings held during the continuance in force of such power of attorney shall be served upon the attorney thereby appointed as if such attorney were a Member of the Company and registered owner of the shares, and all notices, except where otherwise herein expressly provided, shall be deemed duly served if served upon such attorney in accordance with these Articles, and the attorney shall be entitled to attend any general meetings held during the continuance of his appointment and to vote thereat in respect of the shares of any Member appointing him, such vote to be exercised either personally or by proxy appointed by the attorney in accordance with these Articles. Every such power shall remain in full force notwithstanding the death of or its revocation by other means by the grantor, unless and until express notice in writing of such death or revocation shall have been given to the Company.

18.9	A vote given or poll demanded in accordance with the terms of an instrument of proxy or by the duly authorised representative of a corporation shall be valid notwithstanding the previous determination of the authority of the person voting or demanding a poll unless a notice of the determination of the proxy or of the authority under which the proxy was executed, shall have been received by the Company at the Office before the commencement of the meeting or adjourned meeting at which the proxy is used.

18.10	Subject to the Statutes, a resolution in writing signed by or on behalf of the Members who, on the date when the resolution is to be passed, would be entitled to vote on the resolution if it were proposed at a meeting, shall be as effective as if the same had been duly passed at a general meeting.

19.	CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

Any corporation which is a Member may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member.

20.	APPOINTMENT OF DIRECTORS

20.1	Unless otherwise determined by Ordinary Resolution, the number of Directors shall not be subject to any maximum and the minimum number shall be one.

20.2	A Director need not be a Member but shall be entitled to receive notice of and attend all general meetings of the Company.

20.3	No person shall, unless recommended by the Directors, be eligible for election to the office of Director at any general meeting unless not less than three nor more than twenty-one days before the date appointed for the meeting there shall have been left at the Office notice in writing signed by a Member duly qualified to attend and vote at the meeting for which such notice is given, of his intention to propose such person for election, and also notice in writing signed by that person of his willingness to be elected.

20.4	The Directors shall have power at any time and from time to time to appoint any person to be a Director (provided that such Director has provided notice in writing of his consent and eligibility to act), either to fill a casual vacancy or as an addition to the existing Directors. Any Director so appointed shall hold office only until the next following annual general meeting and shall then be eligible for re-election.

20.5	The Company in general meeting may by Ordinary Resolution appoint another person in place of a Director removed from office under Article 26, and without prejudice to the powers of the Directors under Article 20.4 the Company in general meeting may appoint any person to be a Director either to fill a casual vacancy or as an additional Director.

21.	REMUNERATION OF DIRECTORS

21.1	A share qualification for a Director may be fixed by the Company in general meeting and unless and until fixed no qualification shall be required.

21.2	The remuneration of the Directors shall from time to time be determined by the Company by Ordinary Resolution. Such remuneration shall be deemed to accrue from day to day. The Directors may also be paid all travelling, hotel and other expenses properly incurred by them in attending and returning from meetings of the Directors or any committee of the Directors or general meetings of the Company or in connection with the business of the Company.

21.3	If any Director, being willing, shall be called upon to render or to perform and shall render or perform extra or special services of any kind or shall travel or go or reside in any country not his usual place of residence for any business or purposes of the Company, he shall be entitled to receive such sum as the Directors may think fit for expenses and also such remuneration as the Directors may think fit, either as a fixed sum or as a percentage of profits or otherwise, and such remuneration may, as the Directors shall determine, be either in addition to or in substitution for any other remuneration he may be entitled to receive, and the same shall be charged as part of the ordinary working expenses.

22.	DIRECTORS’ INTERESTS

22.1	A Director must, immediately after becoming aware of the fact that he is interested in a transaction or proposed transaction with the Company, disclose to the Board (i) if the monetary value of the Director’s interest is quantifiable, the nature and monetary value of that interest, or (ii) if the monetary value of the Director’s interest is not quantifiable, the nature and extent of that interest, in each case unless the transaction or proposed transaction is between the Director and the Company, and is to be entered into in the ordinary course of the Company’s business and on usual terms and conditions. A failure by a Director to comply does not affect the validity of a transaction entered into by the Company or the Director.

22.2	Subject to the provisions of the Statutes, and provided that he has disclosed to the other Directors in accordance with the Statutes the nature and extent of any material interest of his, a Director notwithstanding his office:-
22.2.1	may be a party to, or otherwise interested in, any transaction or arrangement with the Company, or in which the Company is otherwise interested;

22.2.2	may act by himself or through his firm in a professional capacity for the Company (otherwise than as auditor) and he or his firm shall be entitled to remuneration for professional services as if he were not a Director;

22.2.3	may be a Director or other officer of, or employed by, or a party to any transaction or arrangement with, a shareholder of or otherwise directly or indirectly interested in, any body corporate promoted by the Company, or with which the Company has entered into any transaction, arrangement or agreement or in which the Company is otherwise interested; and

22.2.4	shall not by reason of his office, be accountable to the Company for any benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.
22.3	For the purposes of this Article:-
22.3.1	a general notice given to the Directors that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the Director has an interest in any such transaction of the nature and extent so specified; and

22.3.2	an interest of which a Director is unaware shall not be treated as an interest of his.

22.4	A Director shall be counted in the quorum at any meeting in relation to any resolution in respect of which he has declared an interest and may vote thereon.

22.5	A Director may continue to be or become a director, managing director, manager or other officer, employee or member of any company promoted by the Company or in which the Company may be interested or with which the Company has entered into any transaction, arrangement or agreement, and no such Director shall be accountable for any remuneration or other benefits received by him as a director, managing director, manager, or other officer or member of any such other company. The Directors may exercise the voting power conferred by the shares in any other company held or owned by the Company or exercisable by them as directors of such other company, in such manner in all respects as they think fit (including the exercise thereof in favour of any resolution appointing themselves or any of them directors, managing directors, managers or other officers of such company, or voting or providing for the payment of remuneration to the directors, managing directors, managers or other officers of such company).

22.6	Any Director who, by virtue of office held or employment with any other body corporate, may from time to time receive information that is confidential to that other body corporate (or in respect of which he owes duties of secrecy or confidentiality to that other body corporate) shall be under no duty to the Company by reason of his being a Director to pass such information to the Company or to use that information for the benefit of the Company, in either case where the same would amount to breach of confidence or other duty owed to that other body corporate.

23.	BORROWING POWERS

The Directors may exercise all the powers of the Company to borrow money, and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and to issue securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

24.	POWERS AND DUTIES OF DIRECTORS

24.1	The business of the Company shall be managed by the Board who may exercise all such powers of the Company as are not, by the Statutes or by these Articles, required to be exercised by the Company in general meeting, subject, nevertheless, to any of these Articles, to the provisions of the Statutes and to such regulations, being not inconsistent with these Articles or the Statutes as may be prescribed by the Company by Ordinary Resolution; but no regulation made by the Company shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

24.2	The Board may arrange that any branch of the business carried on by the Company or any other business in which the Company may be interested shall be carried on by or through one or more subsidiary companies and the Board may on behalf of the Company make such arrangements as it thinks advisable for taking the profits or bearing the losses of any branch or business so carried on or for financing assisting or subsidising any such subsidiary company or guaranteeing its contracts obligations or liabilities.
24.3	The Board may establish any local boards or agencies for managing any of the affairs of the Company and may appoint any one or more of its number or any other person or persons to be members of such local Boards or any managers or agents and may fix their remuneration and may delegate to any local board manager or agent any of the powers authorities and discretions vested in the Board with power to sub-delegate and may authorise the members of any local board to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made upon such terms and subject to such conditions as the Board may think fit and the Board may remove any person so appointed and may annul or vary any such delegation but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

24.4	Subject to any restriction thereon contained in the Statutes, the Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretion vested in him.

24.5	A power of attorney given by the Company shall be valid if executed by the Company under the common signature of the Company.

24.6	The Directors shall cause minutes to be made in books provided for the purpose:-
24.6.1	of all appointments of officers made by the Directors;

24.6.2	of the names of the Directors present at all meetings of the Company and of the Directors and of committees of the Directors; and

24.6.3	of all resolutions and proceedings at all meetings of the Company, of the Directors and of committees of the Directors.
25.	DIRECTORS’ INSURANCE

Without prejudice to the provisions of Article 37, the Directors shall have the power to purchase and maintain insurance for or for the benefit of any persons who are or were at any time Directors, officers or employees of the Company, or of any other company which is its holding company or in which the Company or such holding company or any of the predecessors of the Company or of such holding company has any interest whether direct or indirect or which is in any way allied to or associated with the Company, or of any subsidiary undertaking of the Company or of any such other company, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported execution and/or discharge of their duties and/or the exercise or purported exercise of their powers and/or otherwise in relation to or in connection with their duties, powers or offices in relation to the Company or any other such company or subsidiary undertaking.
26.	RETIREMENT AND REMOVAL OF DIRECTORS

The office of Director shall, ipso facto, be vacated:-

26.1	If he resigns his office by writing under his hand deposited at the Office;

26.2	If he shall have absented himself (such absence not being absence with leave or by arrangement with the Directors on the affairs of the Company) from meetings of the Directors for six months in succession and the other Directors shall have resolved that his office shall be vacated;

26.3	If he has his affairs declared en désastre or has a preliminary vesting order made against his Guernsey realty, becomes bankrupt, suspends payment or compounds with his creditors, or is adjudged insolvent;

26.4	If he becomes prohibited from being a Director by reason of an order made under any provisions of any law or enactment;

26.5	If he is requested to resign in writing signed by all his co-Directors (being not less than two in number);

26.6	If the Company shall by Ordinary Resolution declare that he shall cease to be a Director.

Provided that until an entry of his office having been so vacated be made in the minutes of the Directors his acts as a Director shall be as effectual as if his office were not vacated.

27.	PROCEEDINGS OF DIRECTORS

27.1	Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit and shall determine the notice necessary for its Meetings and the persons to whom such notice shall be given.

27.2	Questions arising at any meeting shall be decided by a majority of votes and in the case of an equality of votes, the chairman shall have a second or casting vote.

27.3	Subject to the provisions hereof, a meeting of Directors or of a committee of Directors may be validly held notwithstanding that such Directors may not be in the same place provided that:-

27.3.1	they are in constant communication with each other throughout by telephone, television or some other form of communication; and

27.3.2	all Directors entitled to attend such meeting so agree.
A person so participating in the meeting shall be deemed to be present in person and shall accordingly be counted in the quorum and be entitled to vote. Such a meeting shall be deemed to take place where the chairman of the meeting then is.

27.4	The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two except that where the number of Directors has been fixed at one pursuant to Article 20.1, a sole Director shall be deemed to form a quorum. For the purposes of this Article an alternate director shall be counted in the quorum at a meeting at which the Director appointing him is not present.

27.5	If and for so long as there is a sole Director, he may exercise all the powers conferred on the Directors by the Articles by resolution in writing signed by him.

27.6	The continuing Directors or sole continuing Director may act notwithstanding any vacancy in their body, but, if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of the Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number or of summoning a general meeting of the Company, but for no other purpose.

27.7	The Directors may elect a chairman of their meetings and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes of the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

27.8	The Directors may delegate any of their powers to committees consisting of such members of their body as they think fit. Any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

27.9	A committee may elect a chairman of its meetings; if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

27.10	A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and in the case of an equality of votes the chairman shall have a second or casting vote.

27.11	All acts done by any meeting of the Directors or of a committee of the Directors or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any of the Directors or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.
27.12	A resolution in writing, signed by all the Directors (or their duly appointed alternates) for the time being entitled to receive notice of a meeting of the Directors, shall be as valid and effectual as if it had been passed at a meeting of the Directors duly convened and held, and may consist of several documents in the like form signed by any one or more of the Directors.

28.	MANAGING DIRECTOR

28.1	The Directors may from time to time appoint one or more of their body to the office of Managing Director for such period and on such terms as they think fit, and subject to the terms of any agreement entered into in any particular case, may revoke such appointment. The appointment of a Director so appointed shall be automatically terminated if he cease from any cause to be a Director.

28.2	A Managing Director shall receive such remuneration (whether by way of salary, commission, or participation in profits or partly in one way and partly in another) as the Directors may determine.

28.3	The Directors may entrust to and confer upon a Managing Director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit, and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.

29.	ALTERNATE DIRECTORS

29.1	Any Director may at any time by writing under his hand and deposited at the Office, or delivered at a meeting of the Directors, appoint any person (including another Director) to be his alternate Director, provided that such appointment is accompanied by a consent to act signed by such person and that such person is eligible to be a director of the Company under the Statutes, and may in like manner at any time terminate such appointment.

29.2	The appointment of an alternate Director shall terminate on the happening of any event which if he were a Director would cause him to vacate such office.

29.3	An alternate Director shall be entitled to receive notices of meetings of the Directors and shall be entitled to attend and vote as a Director at any such meeting at which the Director appointing him is not personally present and generally at such meeting to perform all functions of his appointor as a Director and for the purposes of the proceedings at such meeting the provisions of these presents shall apply as if he (instead of his appointor) were a Director. If he shall be himself a Director or shall attend any such meeting as an alternate for more than one Director his voting rights shall be cumulative. If his appointor is for the time being temporarily unable to act his signature to any resolution in writing of the Directors shall be as effective as the signature of his appointor. To such extent as the Directors may from time to time determine in relation to any committees of the Directors, the foregoing provisions of this Article shall also apply mutatis mutandis to any meeting of any such committee of which his appointor is a member.
29.4	An alternate Director shall be entitled to contract and be interested in and benefit from contracts or arrangements or transactions and to be repaid expenses and to be indemnified to the same extent mutatis mutandis as if he were a Director but he shall not be entitled to receive from the Company in respect of his appointment as alternate Director any remuneration except only such part (if any) of the remuneration otherwise payable to his appointor as such appointor may by notice in writing to the Company from time to time direct.

30.	SECRETARY

30.1	The secretary of the Company (if any) may be appointed by the Directors for such term, at such remuneration and upon such conditions as they may think fit; and any secretary so appointed may be removed by them.

31.	THE SEAL

31.1	The Company may have a common seal (the “Seal”) and if the Directors resolve to adopt a Seal the following provisions shall apply.

31.2	The Seal shall have the Company’s name engraved on it in legible letters.

31.3	The Directors shall provide for the safe custody of the Seal, which shall only be used pursuant to a resolution passed at a meeting of the Directors, or a Committee of the Directors authorised to use the Seal, and in the presence either of two Directors or of one Director and the secretary or of such person or persons as the Directors may from time to time appoint, and such person or persons, as the case may be, shall sign every instrument to which the Seal is affixed.

31.4	The Company may have for use in any territory, district or place abroad an official seal which shall bear on its face the Company’s name in legible characters with the addition of the name of the territory, district or place where it is to be used.

32.	DIVIDENDS AND DISTRIBUTIONS

32.1	The Directors may from time to time authorise Dividends and Distributions to be paid to the Members in accordance with the procedure set out in the Statutes and subject to any Member’s rights attaching to their shares. The declaration of the Directors as to the amount of the Dividend or Distribution available shall be final and conclusive.

32.2	All Dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the shares during any portion or portions of the period in respect of which the Dividend is paid; but if any share is issued on terms providing that it shall rank for Dividend as from a particular date such share shall rank for Dividend accordingly.

32.3	The Directors may deduct from the Dividends or bonus payable to any Member all such sums of money as may be due from him to the Company on account of calls or otherwise.

32.4	No Dividend shall bear interest against the Company.

32.5	The receipt of the person appearing by the Register to be the Holder of any shares shall be a sufficient discharge to the Company for any Dividend or other moneys payable in respect of such shares; and where several persons are the joint Holders of a share the receipts of any one of them shall be a good discharge to the Company for any Dividends or other moneys payable thereon.

32.6	A transfer of shares shall not pass the right to any Dividend declared thereon before the registration of the transfer.

32.7	The Directors may retain the Dividend payable upon shares in respect of which any person is entitled to become a Member under Article 11.9 until such person shall be registered as a Member in respect thereof or shall duly transfer the same.

32.8	Unless otherwise directed, any Dividend may be paid by way of electronic transfer in such manner as agreed between the Member and the Company or by cheque or warrant sent through the post to the registered address of the Member entitled thereto, or in the case of joint Holders to that one whose name stands first on the Register in respect of the joint holding and every cheque or warrant so sent shall be payable to the order of the person to whom it is sent, and the payment of any such electronic transfer, cheque or warrant shall operate as a good discharge to the Company in respect of the Dividend represented thereby, notwithstanding that (in respect of cheques and warrants) it may subsequently appear that the same has been stolen or that the endorsement thereon has been forged.

32.9	All Dividends unclaimed for one year after having been declared may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed.

32.10	With the sanction of an Ordinary Resolution any dividend may be paid wholly or in part by the distribution of specific assets and in particular of paid-up shares of the Company. Where any difficulty arises in regard to such distribution the Board may settle the same as it thinks expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets and may determine that cash payments shall be made to any members upon the footing of the value so fixed in order to adjust the rights of members and may vest any such specific assets in trustees for the members entitled as may seem expedient to the Board.

33.	ACCOUNTS

33.1	The Directors shall keep proper books of account with respect to all the transactions, assets and liabilities of the Company in accordance with the Statutes.

33.2	Subject to the Statutes, the books of account shall be kept at the Office, or at such other place or places as the Directors shall think fit and shall at all times be open to the inspection of the Directors, and the Secretary.

33.3	Accounts complying with the provisions of the Statutes (which for the avoidance of doubt include a profit and loss account and a balance sheet) shall be prepared by the Company. The accounts shall be accompanied by a report of the Directors stating the principal activities and the state and condition of the Company. The accounts and Directors’ report shall be signed on behalf of the Directors by at least one of them.

33.4	Where the Company holds an annual general meeting, a copy of the accounts and Directors’ report with the auditor’s report (if any) attached thereto shall be laid before that meeting. Where the Company is authorised not to hold an annual general meeting and does not do so, a copy of the accounts and Directors’ report with the auditor’s report (if any) attached thereto shall be delivered or sent by post to the registered address of the Members within 12 months of the end of the financial period to which such accounts and reports relate.

34.	AUDIT

34.1	The Company shall appoint an auditor in accordance with the Statutes.

34.2	No Director or officer of the Company shall be capable of being appointed as auditor.

34.3	The Directors may fill any casual vacancy in the office of auditor, but while any such vacancy continues the surviving or continuing auditor or auditors (if any) may act.

34.4	The remuneration of the auditor shall be fixed by the Company in such manner as the Company may determine except that the remuneration of any auditors appointed by the Directors shall be fixed by the Directors.

34.5	Every auditor shall have a right of access at all times to the books and accounts and vouchers of the Company and as regards books, accounts and vouchers of which the originals are not readily available shall be entitled to rely upon copies thereof or extracts therefrom certified by the Company’s representatives, and shall be entitled to require from the Directors and the officers of the Company such information and explanations as may be necessary for the performance of the duties of the auditors, and the auditors shall make a report to the members on the accounts examined by them, and on every balance sheet laid before the Company in general meeting during their tenure of office in accordance with the requirements of the Statutes.

34.6	Any auditor shall, on quitting office, be eligible for re-election.

35.	NOTICES

35.1	A notice may be given by the Company to any Member either personally or by sending it by prepaid post addressed to such Member at his registered address or if he desires that notices shall be sent to some other address or person to the address or person nominated for such purpose. Notices to be posted to addresses outside the Channel Islands and the United Kingdom shall so far as practicable be forwarded by prepaid airmail.

35.2	Any notice or other document, if served by post, shall be deemed to have been served (subject to any mandatory period as may from time to time be specified by the Statutes) twenty-four hours after the time when the letter containing the same is posted and in proving such service it shall be sufficient to prove that the letter containing the notice or document was properly addressed and duly posted. A notice given by advertisement shall be published in at least one UK national newspaper and one daily newspaper circulated widely in each of Guernsey and Jersey and shall be deemed to have been served before noon the day on which the advertisement appears.

35.3	A notice may be given by the Company to the joint Holders of a share by giving the notice to the joint Holder first named in the Register in respect of the share.

35.4	Any notice or document delivered or sent by post to or left at the registered address of any Member shall notwithstanding the death, disability or insolvency of such Member and whether the Company has notice thereof be deemed to have been duly served in respect of any share registered in the name of such Member as sole or joint Holder and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in any such share.

35.5	Any document or notice which, in accordance with these Articles and subject to Article 35.9, may be sent by the Company by electronic communication shall, if so sent, be deemed to be received at the expiration of twenty-four hours after the time it was sent. Proof (in accordance with the formal recommendations of best practice contained in the guidance issued by the Institute of Chartered Secretaries and Administrators of the United Kingdom) that an electronic communication was sent by the Company shall be conclusive evidence of such sending.

35.6	The accidental failure to send, or the non-receipt by any person entitled to, any notice of or other document relating to any meeting or other proceeding shall not invalidate the relevant meeting or other proceeding.

35.7	A person entitled to a share in consequence of the death or bankruptcy of a Member or otherwise by operation of law, upon supplying to the Company such evidence as the Board may reasonably require to show his title to the share, and upon supplying also a postal address for the service of notices, shall be entitled to have served upon or delivered to him at such address any notice or document to which the said Member would have been entitled, and such service or delivery shall for all purposes be deemed a sufficient service or delivery of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share. Save as aforesaid any notice or document delivered or sent to any Member in pursuance of these Articles shall, notwithstanding that such Member be then dead or bankrupt or in liquidation, and whether or not the Company has notice of his death or bankruptcy or liquidation, be deemed to have been duly served or delivered in respect of any share registered in the name of such Member as sole or first-named joint Holder.
35.8	Where under these Articles a document requires to be signed by a Member or other person then, if in the form of an electronic communication, it must, to be valid, incorporate the electronic signature or personal identification details (which may be details previously allocated by the Company) of that Member or other person, in such form as the Board may approve, or be accompanied by such other evidence as the Board may require to satisfy themselves that the document is genuine. The Company may designate mechanisms for validating any such document, and any such document not so validated by use of such mechanisms shall be deemed not to have been received by the Company.

35.9	Any Member may notify the Company of an address for the purpose of his receiving electronic communications from the Company, and having done so shall be deemed to have agreed to receive notices and other documents from the Company by electronic communication of the kind to which the address relates. In addition, if a Member notifies the Company of his e-mail address, the Company may satisfy its obligation to send him any notice or other document by:-
35.9.1	publishing such notice or document on a web site; and

35.9.2	notifying him by e-mail to that e-mail address that such notice or document has been so published, specifying the address of the web site on which it has been published, the place on the web site where it may be accessed, how it may be accessed and (if it is a notice relating to a shareholders’ meeting) stating (i) that the notice concerns a notice of a company meeting served in accordance with the Statutes (ii) the place, date and time of the meeting, (iii) whether the meeting is to be an annual or extraordinary general or class meeting, and (iv) such other information as the Statutes may prescribe.
35.10	An electronic communication shall not be treated as received by the Company if it is rejected by computer virus protection arrangements.

36.	WINDING UP

36.1	If the Company shall be wound up the liquidator may, with the sanction of a resolution of the Company passed by a majority of three-fourths of the votes of the Members entitled to vote and voting in person or by attorney or proxy and any other sanction required by the Statutes, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.
36.2	If thought expedient subject to the obtaining of any necessary consents or sanctions any such division may be otherwise than in accordance with the then existing rights of the Members and in particular any class may be given preferential or special rights or may be excluded altogether or in part but in default of any such provision the assets shall subject to the rights of the Holders of shares issued with special rights or privileges or on special conditions be distributed rateably according to the amount paid up on the shares.

36.3	In case any of the of the shares to be divided as aforesaid involve a liability to calls or otherwise any person entitled under such division to any of the said shares may within fourteen days after the passing of the Special Resolution by notice in writing direct the liquidator to sell his proportion and pay him the net proceeds and the liquidator shall if practicable act accordingly.

37.	INDEMNITY

The Directors, secretary and other officers or servants or agents for the time being of the Company shall be indemnified out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses in respect of which they may lawfully be indemnified which they or any of them shall or may incur or sustain by reason of any contract entered into or any act done, concurred in, or omitted, in or about the execution of their duty or supposed duty or in relation thereto, except such (if any) as they shall incur or sustain by or through their own wilful act, negligence or default respectively, and none of them shall be answerable for the acts, receipts, negligence or defaults of the other or others of them, or for joining in any receipt for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for any bankers, brokers, or other persons into whose hands any money or assets of the Company may come, or for any defect of title of the Company to any property purchased, or for the insufficiency or deficiency or defect of title of the Company, to any security upon which any moneys of the Company shall be invested, or for any loss or damage occasioned by an error of judgement or oversight on their part, or for any other loss, damage or misfortune whatsoever which shall happen in the execution of their respective offices or in relation thereto, except the same shall happen by or through their own wilful act, negligence or default respectively.

38.	INSPECTION OF REGISTERS AND OTHER RECORDS.

38.1	A Director shall be entitled at any time to inspect the minute books, the annual validation, the register of Directors and secretaries and Directors’ interests.

38.2	A Member shall be entitled on giving not less than one day’s notice to inspect the documents mentioned in 38.1 other than the minutes of proceedings at Directors’ meetings.

38.3	The Register and index of Members (if any) shall be open during ordinary business hours to the inspection of any Member or Director without charge and to any other person on payment of such fee as shall be prescribed by the Statutes from time to time. The Company must supply copies of the Register, or any part of it, within 5 working days of a request subject to any grounds for objecting as set out in the Statutes. The rights set out in this subsection 38.3 do not apply in relation Members holding non-voting shares or redeemable shares.

38.4	Subject to Article 38.3, no Member shall (as such) have any right of inspecting any accounting records or other books or documents of the Company except as conferred by the Statutes or authorised by the Directors or by Ordinary Resolution.

39.	COMMON SEAL

The common signature of the Company may be either: “SIG ASSET HOLDINGS LIMITED” with the addition of the signature(s) of one or more officer(s) of the Company authorised generally or specifically by the Directors for such purpose, or such other person or persons as the Directors may from time to time appoint; or if the Directors resolve that the Company shall have a common seal, the common seal of the Company affixed in such manner as these Articles may from time to time provide, as the Directors may from time to time determine either generally or in any particular case.

40.	AUTHENTICATION OF DOCUMENTS

Any Director or the Secretary or any person appointed by the Board for the purpose shall have power to authenticate any documents affecting the Company (including the Memorandum and these Articles) and any resolutions passed by the Company or the Board and any books records documents and accounts relating to the business of the Company and to certify copies or extracts as true copies or extracts; and where any books records documents or accounts are elsewhere than at the Office the local manager or other officer of the Company having their custody shall be deemed to be a person appointed by the Board as aforesaid